FOR IMMEDIATE RELEASE	November 30, 2017
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION LEASED TO AMAZON IN

OKLAHOMA CITY, OK

Freehold, New Jersey…. November 30, 2017……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a brand new 300,000 square foot industrial building located at 1414 South Council Road, Oklahoma City, OK at a purchase price of $30,250,000. The property is net-leased for 10 years to Amazon Fulfillment Services, Inc., a Delaware corporation. The building is situated on approximately 123 acres.

Michael P. Landy, President and CEO, commented, “We are extremely proud to welcome Amazon to our high-quality tenant roster. Amazon is the largest Internet-based retailer in the world. The large 123 acre site is located right off of Interstate 40 and is in very close proximity to the Will Rogers International Airport. We have long positioned Monmouth as a company with strong linkages to the digital economy. Adding the Amazon brand to our modern portfolio represents a major step forward.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the U.S. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 110 properties containing a total of approximately 19.2 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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